UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.      )*

Criteo S.A.
(Name of Issuer)

Ordinary Shares, €0.025 nominal value per share
(Title of Class of Securities)

226718104
(CUSIP Number)

December 31, 2013
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]     Rule 13d-1(b)
[   ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 226718104	13G	Page 2 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Allianz Eco Innovation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 197,706 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 197,706 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,706
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 3 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Allianz Eco Innovation 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 164,644 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 164,644 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 164,644
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 4 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Allianz Eco Innovation 3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 79,352 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 79,352 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,352
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 5 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Allianz Innovation 6
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,179,728 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,179,728 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,179,728
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.9%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 6 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Allianz Innovation 7
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,074,366 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,074,366 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,074,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.7%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 7 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Capital Croissance
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 596,694 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 596,694 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 596,694
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 8 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Capital Croissance 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 322,104 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 322,104 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,104
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 9 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Capital Croissance 4
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 94,374 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 94,374 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,374
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 10 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Capital Croissance n°5
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 93,716 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 93,716 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,716
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 11 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Idinvest Croissance
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 36,280 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 36,280 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,280
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 12 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Idinvest Croissance 2005
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,396,722 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,396,722 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,396,722
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 13 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Idinvest Flexible 2016
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 95,500 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 95,500 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 14 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Idinvest Patrimoine
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 197,134 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 197,134 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,134
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 15 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Idinvest Patrimoine 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 123,802 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 123,802 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 123,802
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 16 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI La Banque Postale Innovation 11
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 18,310 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 18,310 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,310
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.03%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 17 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Poste Innovation 8
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 582,538 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 582,538 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 582,538
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 18 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation 3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 88,952 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 88,952 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,952
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 19 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation 4
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 124,532 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 124,532 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,532
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 20 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation 5
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 59,650 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 59,650 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,650
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 21 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation Patrimoine
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 529,162 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 529,162 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 529,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 22 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation Patrimoine 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 348,946 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 348,946 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 348,946
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 23 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation Patrimoine 4
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 133,572 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 133,572 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,572
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 24 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Objectif Innovation Patrimoine n°5
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 106,196 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 106,196 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 25 of 34 Pages

1	NAMES OF REPORTING PERSONS FCPI Stratégie PME 2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 24,390 (A)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 24,390 (A)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,390
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.04%
12	TYPE OF REPORTING PERSON

PN (B)

CUSIP No. 226718104	13G	Page 26 of 34 Pages

1	NAMES OF REPORTING PERSONS Idinvest Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,668,370 (A)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,668,370 (A)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,668,370
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.9%
12	TYPE OF REPORTING PERSON

CO

CUSIP No. 226718104	13G	Page 27 of 34 Pages

Item 1.	(a)	Name of Issuer:

Criteo S.A.

	(b)	Address of Issuer's Principal Executive Offices:

32 Rue Blanche 75009 Paris, France

Item 2.	(a)	Name of Persons Filing:

(i) FCPI Allianz Eco Innovation
(ii) FCPI Allianz Eco Innovation 2
(iii) FCPI Allianz Eco Innovation 3
(iv) FCPI Allianz Innovation 6
(v) FCPI Allianz Innovation 7
(vi) FCPI Capital Croissance
(vii) FCPI Capital Croissance 2
(viii) FCPI Capital Croissance 4
(ix) FCPI Capital Croissance n°5
(x) FCPI Idinvest Croissance
(xi) FCPI Idinvest Croissance 2005
(xii) FCPI Idinvest Flexible 2016
(xiii) FCPI Idinvest Patrimoine
(xiv) FCPI Idinvest Patrimoine 2
(xv) FCPI La Banque Postale Innovation 11
(xvi) FCPI Poste Innovation 8
(xvii) FCPI Objectif Innovation 3
(xviii) FCPI Objectif Innovation 4
(xix) FCPI Objectif Innovation 5
(xx) FCPI Objectif Innovation Patrimoine
(xxi) FCPI Objectif Innovation Patrimoine 2
(xxii) FCPI Objectif Innovation Patrimoine 4
(xxiii) FCPI Objectif Innovation Patrimoine n°5
(xxiv) FCPI Stratégie PME 2011
(xxv) Idinvest Partners S.A.

(b)	Address of Principal Business Office:

(i) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(ii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(iii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(iv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(v) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(vi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(vii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(viii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(ix) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(x) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xiii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xiv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xvi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xvii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xviii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xix) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xx) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xxi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xxii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xxiii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xxiv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris
(xxv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

CUSIP No. 226718104	13G	Page 28 of 34 Pages

(c)	Citizenship:

(i) France
(ii) France
(iii) France
(iv) France
(v) France
(vi) France
(vii) France
(viii) France
(ix) France
(x) France
(xi) France
(xii) France
(xiii) France
(ix) France
(x) France
(xi) France
(xii) France
(xiii) France
(xiv) France
(xv) France
(xvi) France
(xvii) France
(xviii) France
(xix) France
(xx) France
(xxi) France
(xxii) France
(xxiii) France
(xxiv) France
(xxv) France

(d)	Title of Class of Securities:

Ordinary shares, €0.025 nominal value per share

(e)	CUSIP Number:

226718104

CUSIP No. 226718104	13G	Page 29 of 34 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	[ ] Broker or dealer registered under Section 15 of the Act.
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act.
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act.
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
	(e)	[ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
	(f)	[ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
	(g)	[ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
	(j)	[ ] A non-U.S. institution in accordance with Section 240.13d-1(b)(1) (ii)(J).
(k)	[ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 226718104	13G	Page 30 of 34 Pages

Item 4.	Ownership.

The information requested hereinafter is set forth in items 5 through 9 and 11 of the cover pages to this Schedule 13G. Ownership is stated as of December 31, 2013 and the ownership percentages are based on 56,510,605 ordinary shares outstanding as of September 3, 2013, after giving effect to the conversion of preferred shares into ordinary shares and adding the number of shares issued in the Issuer’s public offering, as set forth on the Issuer’s prospectus filed under Rule 424(b)(4) with the SEC on October 30, 2013.

(A) FCPI Allianz Eco Innovation is the record owner of 197,706 ordinary shares, FCPI Allianz Eco Innovation 2 is the record owner of 164,644 ordinary shares, FCPI Allianz Eco Innovation 3 is the record owner of 79,352 ordinary shares, FCPI Allianz Innovation 6 is the record owner of 2,179,728 shares, FCPI Allianz Innovation 7 is the record owner of 2,074,366 ordinary shares, FCPI Capital Croissance is the record owner of 596,694 ordinary shares, FCPI Capital Croissance 2 is the record owner of 322,104 ordinary shares, Capital Croissance 4 is the record owner of 94,374 ordinary shares, FCPI Capital Croissance n°5 is the record owner of 93,716 ordinary shares, FCPI Idinvest Croissance is the record owner of 36,280 ordinary shares, FCPI Idinvest Croissance 2005 is the record owner of 2,396,722 ordinary shares, FCPI Idinvest Flexible 2016 is the record owner of 95,500 ordinary shares, FCPI Idinvest Patrimoine is the record owner of 197,134 ordinary shares, FCPI Idinvest Patrimoine 2 is the record owner of 123,802 ordinary shares, FCPI La Banque Postale Innovation 11 is the record owner of 18,310 ordinary shares, FCPI Poste Innovation 8 is the record owner of 582,538 ordinary shares, FCPI Objectif Innovation 3 is the record owner of 88,952 ordinary shares, FCPI Objectif Innovation 4 is the record owner of 124,532 ordinary shares, FCPI Objectif Innovation 5 is the record owner of 59,650 ordinary shares, FCPI Objectif Innovation Patrimoine is the record owner of 529,162 ordinary shares, FCPI Objectif Innovation Patrimoine 2 is the record owner of 348,946 ordinary shares, FCPI Objectif Innovation Patrimoine 4 is the record owner of 133,572 ordinary shares, FCPI Objectif Innovation Patrimoine n°5 is the record owner of 106,196 ordinary shares and FCPI Stratégie PME 2011 (collectively, the “Funds”) is the record owner of 24,390 ordinary shares. As the management company of the Funds, Idinvest Partners S.A. may be deemed to have shared dispositive power and shared voting power over all of the shares owned by the Funds.

51% of Idinvest Partners’ share capital is held by ADFI3, and all of the share capital of ADFI3 is held by IDI. All powers with respect to the voting and disposition of the ordinary shares owned by the Funds and managed by Idinvest Partners are maintained by an investment committee of Idinvest Partners. Because of the powers vested in the investment committee and its composition, neither ADFI3 nor IDI are able to exercise control over the composition of, or decisions made by the investment committee and, as a result, such persons are not able to control voting, investment or disposition decisions concerning the shares owned by the Funds.

CUSIP No. 226718104	13G	Page 31 of 34 Pages

Benoist Grossmann and Christophe Baviere are the managing partners of Idinvest Partners, and as such, may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the Funds, for U.S. securities laws purposes. However, voting and dispositive decision-making with respect to the shares is held by the investment committee of Idinvest Partners. Because of the powers vested in the investment committee and its composition, neither Mr. Grossmann nor Mr. Baviere are able to exercise control over voting, investment or disposition decisions over the ordinary shares of Criteo held by the Funds. Mr. Grossmann and Mr. Baviere disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein.

(B) The reporting person is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality under French law, which closely resembles a partnership.

Item 5.	Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiaries Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification:

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 226718104	13G	Page 32 of 34 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2014

FCPI ALLIANZ ECO INNOVATION
FCPI ALLIANZ ECO INNOVATION 2
FCPI ALLIANZ ECO INNOVATION 3
FCPI ALLIANZ INNOVATION 6
FCPI ALLIANZ INNOVATION 7
FCPI CAPITAL CROISSANCE
FCPI CAPITAL CROISSANCE 2
FCPI CAPITAL CROISSANCE 4
FCPI CAPITAL CROISSANCE n°5
FCPI IDINVEST CROISSANCE
FCPI IDINVEST CROISSANCE 2005
FCPI IDINVEST FLEXIBLE 2016
FCPI IDINVEST PATRIMOINE
FCPI IDINVEST PATRIMOINE 2
FCPI LA BANQUE POSTALE INNOVATION 11
FCPI POSTE INNOVATION 8
FCPI OBJECTIF INNOVATION 3
FCPI OBJECTIF INNOVATION 4
FCPI OBJECTIF INNOVATION 5
FCPI OBJECTIF INNOVATION PATRIMOINE
FCPI OBJECTIF INNOVATION PATRIMOINE 2
FCPI OBJECTIF INNOVATION PATRIMOINE 4
FCPI OBJECTIF INNOVATION PATRIMOINE n°5
FCPI STRATÉGIE PME 2011

Each by: Idinvest Partners S.A., its general partner,
represented by:

/s/ Benoist Grossmann
Name: Benoist Grossmann
Title: Managing Partner

IDINVEST PARTNERS S.A.

By:	/s/ Benoist Grossmann
Name: Benoist Grossmann
Title: Managing Partner

CUSIP No. 226718104	13G	Page 33 of 34 Pages

Exhibit 1

AGREEMENT

    Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Date: February 12, 2014

FCPI ALLIANZ ECO INNOVATION
FCPI ALLIANZ ECO INNOVATION 2
FCPI ALLIANZ ECO INNOVATION 3
FCPI ALLIANZ INNOVATION 6
FCPI ALLIANZ INNOVATION 7
FCPI CAPITAL CROISSANCE
FCPI CAPITAL CROISSANCE 2
FCPI CAPITAL CROISSANCE 4
FCPI CAPITAL CROISSANCE n°5
FCPI IDINVEST CROISSANCE
FCPI IDINVEST CROISSANCE 2005
FCPI IDINVEST FLEXIBLE 2016
FCPI IDINVEST PATRIMOINE
FCPI IDINVEST PATRIMOINE 2
FCPI LA BANQUE POSTALE INNOVATION 11
FCPI POSTE INNOVATION 8
FCPI OBJECTIF INNOVATION 3
FCPI OBJECTIF INNOVATION 4
FCPI OBJECTIF INNOVATION 5
FCPI OBJECTIF INNOVATION PATRIMOINE
FCPI OBJECTIF INNOVATION PATRIMOINE 2
FCPI OBJECTIF INNOVATION PATRIMOINE 4
FCPI OBJECTIF INNOVATION PATRIMOINE n°5
FCPI STRATÉGIE PME 2011

Each by: Idinvest Partners S.A., its general partner,
represented by:

/s/ Benoist Grossmann
Name: Benoist Grossmann
Title: Managing Partner

IDINVEST PARTNERS S.A.

By:	/s/ Benoist Grossmann
Name: Benoist Grossmann
Title: Managing Partner

CUSIP No. 226718104	13G	Page 34 of 34 Pages

Exhibit 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP

FCPI Allianz Eco Innovation, FCPI Allianz Eco Innovation 2, FCPI Allianz Eco Innovation 3, FCPI Allianz Innovation 6, FCPI Allianz Innovation 7, FCPI Capital Croissance, FCPI Capital Croissance 2, FCPI Capital Croissance 4, FCPI Capital Croissance n°5, FCPI Idinvest Croissance, FCPI Idinvest Croissance 2005, FCPI Idinvest Flexible 2016, FCPI Idinvest Patrimoine, FCPI Idinvest Patrimoine 2, FCPI La Banque Postale Innovation 11, FCPR Poste Innovation 8, FCPI Objectif Innovation 3, FCPI Objectif Innovation 4, FCPI Objectif Innovation 5, FCPI Objectif Innovation Patrimoine, FCPI Objectif Innovation Patrimoine 2, FCPI Objectif Innovation Patrimoine 4, FCPI Objectif Innovation Patrimoine n°5, FCPI Stratégie PME 2011 (collectively, the “Funds”) and Idinvest Partners are filing this statement on Schedule 13G as a group.

Each of the Funds is a fund specialized in venture capital (Fonds Commun de Placements pour l’Innovation). The general partner of each of the Funds is Idinvest Partners.

Idinvest Partners S.A. is the general partner of each of the Funds and is also investment adviser to the Funds and may be deemed to have dispositive and voting power over the shares of Criteo beneficially owned by such Funds.